Exhibit (p)(ii)

EMERGE CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

According to Rule 204A-l of the Advisers Act, investment advisers must establish, maintain, and enforce a Code of Ethics. An adviser's Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. While Rule 204A-1 does not require an adviser to adopt a particular standard, the Code of Ethics must reflect the adviser's fiduciary obligations and those of its supervised persons and must require compliance with federal securities laws. Emerge Capital has established this Code of Ethics which will apply to all supervised persons of Emerge Capital. Persons associated in any manner with Emerge Capital will be considered supervised persons for the purpose of this Code of Ethics. This Code will be available and distributed to all supervised persons of Emerge Capital. A summary of this Code of Ethics will be disclosed in the Emerge Capital's Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a client makes a request for a copy of this Code of Ethics, the CCO will provide a copy to the client within ten business days of receipt of request. The CCO is responsible for maintaining the Code of Ethics Client Request I Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act. As a fiduciary, it is an investment adviser's responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client. Emerge Capital and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for Emerge Capital and its supervised persons to engage in fraudulent, deceptive, or manipulative activities. Emerge Capital and its supervised persons will act in each client's best interests at all times and will not at any time place their interests ahead of any client's interests. This fiduciary duty is considered the core underlying principle for Emerge Capital's Code of Ethics and personal trading policy and represents the expected basis for all supervised persons' dealings with clients of Emerge Capital.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly "employ any device, scheme or artifice to defraud a client or a prospective client" or to "engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client." Emerge Capital requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times. The CCO will be responsible for setting standards and internal policies and procedures to ensure that Emerge Capital and its supervised persons conduct business with the highest level of ethical standards. Ms. Langley will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, Ms. Langley will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

The CCO will also be responsible for making sure that all advisory personnel fully understand Emerge Capital's policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will receive a copy of Emerge Capital's Code of Ethics. Ms. Langley will make sure that all supervised persons receive a copy of, understand and agree to comply with Emerge Capital's Code of Ethics. All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with Emerge Capital's Code of Ethics initially upon employment and then each time the Code of Ethics is amended. Additionally, all supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment. Ms. Langley will be responsible for notifying all supervised persons of any changes to this Code of Ethics and an updated acknowledgement will be obtained from each supervised person any time changes are made.

Emerge Capital has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person's own investment interest. All of Emerge Capital's supervised persons will conduct business in an honest, ethical, and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person's private interest interferes with the interests of or the service to Emerge Capital or any of its clients. Emerge Capital has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by Emerge Capital will engage in any conduct or act, directly, indirectly, or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with the CCO before taking an action that may result in a conflict of interest.

Emerge Capital will:

1.	Maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.
2.	Perform periodic internal and external reviews and audits of the company's standards, policies, procedures, and controls.
3.	Provide ongoing training regarding this Code of Ethics and the company's risk management policies and procedures to all supervised persons.
4.	Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to the CCO or other appropriate senior management persons regarding any violations or potential violations to this Code.
5.	Establish clear lines of accountability for the company's internal policies and procedures, including provisions relating to the responsibilities of employees, officers, and directors with appropriate oversight by the CCO or designated parties.

Paycom as of 3/2021 has been engaged for electronic monitoring of all employee requirement form.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended, or revoked and employment terminated. The following activities are examples of unethical business practices:

•	Forgery
•	Embezzlement
•	Theft
•	Exploitation
•	Non-disclosure
•	Incomplete disclosure or misstatement of material facts
•	Manipulative or deceptive practices
•	Aiding or abetting any unethical practices

Emerge Capital and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in. any act, practice, or course of business that is fraudulent, deceptive, or manipulative contrary to any rules or regulations established by all governing regulatory bodies.

2.	Recommending to a client the purchase, sale, or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client's age, investment experience, time horizon, liquidity, risk tolerance, financial history, investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.	Recommending unregistered, non-exempt securities or the use of an unlicensed broker/dealer.

4.	Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented. If discretionary authority relates only to the price at which or the time when·an order involving a definite amount of a specific security will be executed, then written authority is not needed.

5.	Recommending or implementing trades in a client's account that are excessive in size or frequency with respect to the client's financial resources, investment objectives, and the character of the account.

6.	Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained from the client.

7.	Borrowing money or securities from or loaning money or securities to a client.

8.	Misrepresenting the qualifications of Emerge Capital, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by Emerge Capital or the fees to be charged to any advisory client.

9.	Failing to disclose to all clients the availability of any fee discounts.

10.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services, or fees misleading.

11.	Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

12.	Providing reports or recommendations to any advisory client prepared by someone other than Emerge Capital without disclosing that fact to clients. This does not apply to situations where Emerge Capital uses published research reports or statistical analyses when providing services to clients.

13.	Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

14.	Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a.	Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.	Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

15.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

16.	Limiting a client's options with regard to the pursuit of a civil case or arbitration.

17.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.	Failing to provide the proper disclosure documents (Form ADV Part 2A, 2A Appendix 1 and Part 2B) prior to or at the time of executing a client agreement for advisory services.

19.	Entering into, extending, or renewing an agreement for advisory services unless such agreement is in writing.

20.	Using contracts that seek to limit or avoid an adviser's liability under the law.

21.	Creating any condition, stipulation, or provision as part of any advisory client agreement that limits or attempts to limit the liability of Emerge Capital or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with Emerge Capital.

The CCO will be responsible for establishing, implementing, monitoring and enforcing all of Emerge Capital's policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate Emerge Capital's policies and procedures on insider trading or has questions on any aspect of Emerge Capital's policies and procedures on insider trading, questions should be directed to Ms. Langley prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to the CCO immediately. Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to Ms. Langley who will then determine the appropriate course of action to take. Ms. Langley will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. Ms. Langley will confidentially document Emerge Capital's actions in addressing the material inside information.

PERSONAL SECURITIES TRANSACTIONS

Emerge Capital and its supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients in a limited degree with pre-authorization. We have ensure there is no front-running and the mandates of our investment manager clients are properly compensated without impacting their composite. It is Emerge Capital's policy that no supervised person will put his or her interest before a client's interests. Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain.

It is the supervised person's responsibility to know which securities are being traded by Emerge Capital. Supervised persons can consult with the CCO to determine whether a security is an appropriate purchase or sale by the supervised person. In addition, all supervised persons are prohibited from trading on non-public information and from sharing such information.

Emerge Capital's supervised persons may not invest in an initial public offering ("IPO") for their own accounts or those of related household members.

Emerge Capital's supervised persons are required to obtain approval from the CCO prior to investing in a private placement. Emerge Capital does not allow "short-swing" trading or market timing. In order to discourage such trading, a five (5) trading day maintenance (holding) of any position entered into or exited from will be required.

Before a supervised person places a personal trade, the following should be considered:

I.	Will the amount or nature of the transaction affect the price or market for the security?
2.	Is the transaction likely to harm any client?
3.	Is there an appearance or suggestion of impropriety?

Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with Emerge Capital who are also considered access persons will be required to report all securities transactions to the CCO. An access person has been defined by the SEC, under Rule 204A-l(e)(l), as:

(i)	Any of your supervised persons:
(A)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
(ii)	If providing investment advice is your primary business, all of your directors, officers, and partners are presumed to be access persons.

Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children, or other adults residing in the same household) or any account for which the access person acts as a trustee. Personal securities transactions that need to be reported include stocks, bonds, limited partnerships, options, and other general securities. Transactions involving any of the following do not need to be included on the report:

•	Open-end mutual fund (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund)
•	Money market instruments
•	Bankers' acceptances
•	Bank CDs
•	Commercial paper and high-quality short-term debt instruments
•	Variable annuities funded by insurance company separate accounts organized as unit investment trusts. Such separate accounts typically are divided into subaccounts, each of which invests exclusively in shares of an underlying open-end fund.
•	Government securities
•	Unit Investment Trusts (UITs) provided that the UIT is invested exclusively in unaffiliated mutual funds

REPORTING REQUIREMENTS

A report of all personal securities holdings must be submitted at the time an access person becomes affiliated with Emerge Capital and at least annually thereafter. Such reports must contain current information (not older than 45 days). Holding reports must contain the following information:

•	The title and type of security
•	The security symbol or CUSIP number
•	The number of shares and the principal amount of each reportable security
•	The name of any broker, dealer, or bank with which the supervised person maintains an account
•	The date the report was submitted

Access persons must disclose where all personal securities accounts are maintained. Upon hire and at least annually thereafter, all access persons will be required to complete a Brokerage Account Disclosure Form. Access persons should rep01i all personal securities accounts to the Chief Compliance Officer at the time the account is established. Personal securities transactions must be reported quarterly within 30 days after the close of the calendar quarter in which transactions take place. The following are exceptions to the reporting requirements:

•	Transactions effected pursuant to an automatic investment plan
•	Securities held in accounts over which a supervised person has no direct or indirect influence or control
•	No report is required for an advisor firm that only has one supervised person with access to nonpublic information regarding clients' purchase and sale of securities, is involved in making recommendations to clients or has access to such recommendations that are nonpublic

All access persons will be required to set-up Emerge Capital as an interested party on all brokerage accounts. This will allow Emerge Capital to receive duplicate copies of statements and confirmations on these accounts. Access persons must verify that Emerge Capital will receive the statements no later than 30 days after the end of the applicable quarter. All access persons will sign an annual statement acknowledging that they have established Emerge Capital as an interested party to receive copies of all confirmations and statements relating to any personal brokerage account.

The CCO will receive, review, and approve a copy of all confirms and statements for access persons accounts. These documents will be reviewed for the following:

•	To assess whether persons are following the firm's policies and procedures
•	To assess whether any trades are being placed that are on the firm's restricted list
•	To assess whether the access person is trading for his/her own account in the same securities he/she is trading for clients and if so whether the clients are receiving terms as favorable as the access person is receiving
•	To assess whether there are any substantial disparities between the quality of performance of the access person's account over that of the clients' accounts
•	To assess whether there are any substantial disparities between the percentage of trades that are profitable when the access person trades for his/her own account and the percentage that are profitable when the access person places trades for clients' accounts

If all required information is not included on the confirmations and statements, the access persons will be required to report any missing information to the CCO. All approved confirmations and statements will be maintained in Emerge Capital's personal securities transactions file.

GIFTS AND ENTERTAINMENT

Except with the consent of the CCO, no supervised person will seek or accept anything of more than de minimis value, either directly or indirectly, from broker/dealers or other persons which, to the actual knowledge of the employee, do business with a client or the firm. For purposes of this provision, the following gifts are acceptable and are not considered a violation of this section: (1) an occasional meal, (2) an occasional ticket to a sporting event, the theater or comparable entertainment, and (3) other gifts of nominal cost. It is never permissible to accept gifts of cash or cash equivalents.

•	Family member gifts are excluded from this policy.

VIOLATIONS

Supervised persons are required to report any violations relating to Emerge Capital's Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to the CCO. Such reports will not be viewed negatively by Emerge Capital's management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, Emerge Capital may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

SUPERVISION

The CCO is in charge of establishing, implementing, and supervising the written policies and procedures of Emerge Capital. Ms. Langley will establish policies to ensure compliance with the requirements of all applicable federal and state laws and regulations. In addition, Ms. Langley will ensure systems are in place to provide safeguards against inadvertent violation of laws, rules and regulations, and against those supervised persons who may be tempted to engage in improper conduct. Ms. Langley will be in charge of training all new and current supervised persons on the firm's internal controls and procedures. Ms. Langley will implement testing and reviews designed to provide reasonable assurance that Emerge Capital's policies and procedures are being followed and are effective.

Emerge Capital considers any communication from a federal, state, or self-regulatory organization a serious matter. In the event Emerge Capital is contacted, receives a visit, or receives a notice of a visit from any federal, state, or self-regulatory organization, the CCO must be notified immediately.

In addition, any inquiry from a member of the press must be directed to the CCO who will be responsible for conducting all official correspondence with any members of the media.

OUTSIDE BUSINESS ACTIVITIES

Employment of any outside business activity by an associated person of Emerge Capital may result in possible conflicts of interests for the associated person or for the firm and therefore must be reviewed and approved by the CCO. In addition, outside business activities must be disclosed on the associated person's

Form U4, and if applicable, the Form ADV. Outside activities which must be reviewed and approved include, but are not limited to, the following:

1.	Being employed or compensated by any other entity;
2.	Being active in any other business including part-time, evening, or weekend employment;
3.	Serving as an officer, director, partner, or in some other similar capacity for any other entity;
4.	Ownership interest in any non-publicly traded company or other private investments; or
5.	Any public speaking or writing activities.

Written approval from Emerge Capital for any of the above activities must be obtained by supervised persons prior to engaging in the activity. All supervised persons must complete and submit an Outside Business Activities Disclosure Form at the time such activities will begin. The CCO will review the activities of supervised persons to determine if any activity could be a conflict of interest with the rules and regulations of the applicable regulatory authorities. In addition, activities will be reviewed to ensure they do not interfere with any of the supervised person's responsibilities with Emerge Capital.